Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No.1 to Registration Statement (No.333-179177) on Form S-1 and related Prospectus of Parametric Sound Corporation of our report dated November 22, 2011, relating to our audits of the financial statements as of and for the years ended September 30, 2011 and 2010, appearing in this Prospectus, which is part of this Registration Statement. Our audit report dated November 22, 2011 on the aforementioned financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

San Diego, California
March 7, 2012